CHASE CORPORATION
26 Summer Street
Bridgewater, MA  02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m., Tuesday, January 28, 2003 at the Raynham Courtyard Marriott, 37 Paramount Drive, Raynham, Massachusetts 02767 for the following purposes:

     (1) To elect the members of the Board of Directors of the corporation;

     (2) To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of the corporation at the close of business on November 30, 2002 are entitled to notice of and to vote at the meeting.

     The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

                                                                                                 By order of the Board of Directors,

                                                                                                 GEORGE M. HUGHES
                                                                                                 Clerk

December 30, 2002

SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

CHASE CORPORATION
26 Summer Street
Bridgewater, MA  02324
Telephone (508) 279-1789

PROXY STATEMENT
December 29, 2002

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 28, 2003 at 9:30 a.m., and at any adjournment or adjournments thereof.  The cost of solicitation will be borne by the Company.  In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

     The authority granted by an executed proxy may be revoked at any time before it is exercised by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.   Shareholders who attend the meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person.  Unless the proxy is revoked, the shares represented thereby will be voted as directed.  If no specifications are made, proxies will be voted  "for" the election of the directors nominated by the Board of Directors.

     On November 30, 2002, the Company had outstanding 4,047,317 shares of Common Stock, $0.10 par value per share (the "Common Stock"), which is its only class of voting stock.  Shareholders of record at the close of business on November 30, 2002 are entitled to vote at the meeting.  With respect to all matters that will come before the meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

      A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the meeting in person or by proxy constitutes a quorum for the transaction of business at the meeting.   As long as a quorum is present, the nominees for election to the Board of Directors shall be elected by a plurality of the votes cast at the meeting by the holders of shares entitled to vote at the meeting.  Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect of the outcome of the election of directors.  A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

     The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 29, 2002.  The Company's annual report for fiscal year ended August 31, 2002 will be sent to shareholders on the same date.

Principal Holders of Voting Securities

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of November 30, 2002, by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and (ii) all officers and directors of the Company as a group.

Beneficial Owner(a)	Number of Shares Beneficially Owned(b)	Percent of Class
Edward L. Chase Revocable Trust.... 39 Nichols Rd. Cohasset, MA 02025	1,496,556(c)	32.5%
Peter R. Chase................................. 305 Grange Park Bridgewater, MA 02324	731,601	15.9%
FMR Corp....................................... 82 Devonshire Street Boston, MA 02109-3614	400,000(d)	8.7%
All current officers and directors as a group........................ (8 persons)	2,368,394	51.5%

  (a) Information regarding ownership of the Company's Common Stock by the directors of the Company is set forth on pages 4 and 5 under the heading "Election of Directors."
  (b) Includes shares subject to stock options exercisable within the 60-day period following November 30, 2002.  See "Election of Directors."
  (c) These shares are deemed to be beneficially owned by Edward L. Chase as a result of the Edward L. Chase Revocable Trust U/A dated January 3, 1986 ownership interest.   It includes 1624 shares owned of record by Mr. Chase's spouse.  The trustees have voting and investment power with respect to shares.
  (d) FMR Corp., Edward Johnson 3d and Abigail P. Johnson may be deemed to have beneficial ownership of 400,000 shares of the Company's common stock as a result of the Fidelity Low Priced Stock Fund's ownership interest in the Company.  This information is based upon the Schedule 13G dated February 14, 2002 filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson as a group.

Arrangements Regarding the Election of Directors

     Despite his continued interest in the operation and management of the Company, Edward L. Chase, one of its founders was not physically able to attend any of the meeting of the Board of Directors in 2002.   Because of his declining health, Edward L. Chase is not standing for re-election at the January 2003 Annual Meeting of the Company's shareholders.  The Trustees of the Edward L. Chase Revocable Trust, other than Edward L. Chase, have now assumed the power to vote the Company's shares held by the Trust.  The Trustees have had discussions with the Board of Directors regarding the Trust's representation on the Company's Board and have requested that Andrew Chase, currently the vice president and manager of the Company's electronic manufacturing services division and Peter R. Chase's brother, serve on the Board as a director.  The agreement reached between the Board and the Trustees of the Trust is as follows:  (1) nomination of Andrew Chase as a director and his election at the 2003 shareholders' meeting; (2) appointment of Andrew Chase as a corporate vice president at or prior to the 2003 annual meeting; (3) the entering into of a serverance agreement for Andrew Chase provicing 12 months of post-employment salary continuation; (4) Sarah Chase will not be nominated as a director for election at the 2003 annual meeting; (5) the execution by the Company and the Edward L. Chase Trust of a voting agreement requiring the Trustees of such Trust to vote for the nominees for Board membership as approved from time to time by the Company's Nominating Committee through the annual meeting in January 2008 so long as items 1, 2, and 3 are satisfied and Andrew Chase is nominated for election to the Board, and is elected to the Board by the stockholders of the company, at its January 2004-2007 annual meetings.  The agreement referred to in (5) above has been executed.

    In September 2002, upon a determination of incapacity of Edward L. Chase, Peter R. Chase, together with other family members, became a Trustee of the Edward L. Chase Revocable Trust which, as stated above, holds 1,496,556 shares of the Company's outstanding common stock (32.5%).  Peter Chase resigned as a Turstee of the Trust in December 2002.

PROPOSAL NUMBER 1
Election of Directors

      Seven directors are to be elected at the annual meeting.  The Board of Directors recommends that the seven nominees named below be elected as directors.  The directors elected at the meeting will hold office until the next annual meeting and until their successors are elected and qualified.  When a proxy in the accompanying form is returned properly executed, unless marked to the contrary, all shares of Common Stock represented by such proxy will be voted for the election as director of  the persons named in the table below, each to serve as directors until the next annual meeting of shareholders of the Company and until his or her successors shall have been duly elected and qualified.  If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.  The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Name	Age	Business Experience During Past Five Years and other Directorships	Has Been a Director Since	No. of Common Shares Owned Beneficially on November 30, 2002(a)	Percent of Class
Peter R. Chase(b)	54	Chief Executive Officer of the Company since September 1993.	1993	731,601(d)	15.9
Everett Chadwick, Jr	61	Treasurer and Chief Financial Officer of the Company since 1993.	--	54,797(c)	1.2
Andrew Chase(b)	39	Vice President, General Manager of the Chase Electronic Manufacturing Services Group since 1999; Director of Business Development of the Company from 1998-1999 and Director of Sales and Marketing for Advanced Computer Communication from 1996 to 1998.	--	23,346(g)	0.5
William H. Dykstra	74	Director of Reed and Barton Corporation from 1977 to April 1998.	1988	28,459(e)	0.6
Lewis P. Gack	58	Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc. since 1998; Vice President of Administration and Operations from 1987-1998.	2002	5,100(h)	0.1
George M. Hughes(f)	63	From May 1996 until present, Founder and Principal of Hughes & Associates. Previously, partner at Palmer & Dodge.	1984	12,575(e)	0.3
Ronald Levy	64	Director, Navigant Consulting, Inc. previously Vice President of Arthur D. Little, Inc.	1994	17,309(e)	0.4

     (a) The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated.

     (b) Peter R. Chase, President and Chief Executive Officer of the Company is the son of Edward L. Chase.

     (c) Includes 30,000 shares that may be acquired within 60 days of November 30, 2002 pursuant to the exercise of stock options.

     (d) Includes 331,022 shares that may be acquired within 60 days of November 30, 2002 pursuant to the exercise of stock options.

     (e) Includes 10,000 shares that may be acquired within 60 days of November 30, 2002 pursuant to the exercise of stock options.

     (f) Mr. Hughes is general counsel to the Company.  For his services as general counsel to the Company during the fiscal year ended August 31, 2002, the Company paid Mr. Hughes approximately          $98,000.

    (g) Includes 23,046 shares that may be acquired within 60 days of November 30, 2002 pursuant to the exercise of stock options.

    (h) Includes 5,000 shares that may be acquired within 60 days of November 30, 2002 pursuant to the exercise of stock options.

Meetings of the Board of Directors

    The Company's Board of Directors held four meetings during the fiscal year ended August 31, 2002 and each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.

Committees of the Board of Directors

     The Board has standing audit, compensation and nominating committees.  All members of the committees serve at the pleasure of the Board of Directors.  The functions and current membership of each committee are as follows:

     Audit Committee.  The Audit Committee recommends to the Board of Directors the engagement of the Company's independent accountants, reviews the scope and extent of their audit of the Company's financial statements,  reviews the annual financial statements with the independent accountants and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls.   The members of the Audit Committee are William Dykstra, Chairman; Ron Levy and Lewis Gack.   Each member of the committee is independent as defined in the listing standards of the American Stock Exchange, on which the Company's stock is listed..   The Audit Committee held two meetings during the fiscal year ended August 31, 2002.

     Compensation Committee.  The Compensation Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for officers and key employees.  The Compensation Committee administers the Company's equity incentive plans, except for plans for directors who are not employees of the Company.  The members of the Compensation Committee are Messrs. Levy, Hughes and Ms. Sarah Chase.  The Compensation Committee held three meetings during the fiscal year ended August 31, 2002.

     Nominating Committee.  The Nominating Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating Committee itself.  The Nominating Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the Nominating Committee.  The members of the Nominating Committee are Messrs. Hughes, Levy and Dykstra.  The Nominating Committee held two meetings during the fiscal year ended August 31, 2002.

Executive Compensation

Summary Compensation Table

     The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2002, 2001 and 2000 to the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, the only executive officers of the Company whose aggregate salary and bonus exceeded $100,000 for the fiscal year ended August 31, 2002 (the "named executive officers").

	Annual Compensation(a)			Long Term Compensation
				Restricted
Name & Principal				Stock Awards	All Other
Position	Year	Salary	Bonus	($)(b)	Comp. (c)

Peter R. Chase	2002	$348,580	$ 91,557	$ -	$7,048
President and	2001	$323,743	$179,410	-	$4,874
Chief Executive Officer	2000	$304,948	$146,400	-	$7,607

Everett Chadwick, Jr.	2002	$169,488	$26,795	-	$4,711
Treasurer and	2001	$161,227	$60,596	-	$4,666
Chief Financial Officer	2000	$142,309	$86,390	-	$4,269

     (a) Annual compensation includes amounts earned in each fiscal year, whether or not deferred.  Compensation is deferred pursuant to the provisions of the Chase Corporation Retirement Savings Plan.  Aggregate perquisite values do not exceed the lesser of $50,000 or 10% of the reported base salary and bonus for each year.

     (b) As of August 31, 2002, Peter R. Chase, the Company's Chief Executive Officer, held 250,000 shares of restricted stock having a value as of that date of $2,400,000.  The share vest on the earlier to occur of September 6, 2004 or the occurrence of a change in control as defined in the agreement between the Company and Mr. Chase with respect to the shares.  Dividends are payable upon the shares when and as declared.

     (c) The amounts represent the contribution by the Company on behalf of the employees to the Chase Corporation Retirement Savings Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

     The following table shows certain information concerning the aggregate number and dollar value of all options exercised during the fiscal year ended August 31, 2002 and the total number and value of unexercised options held on August 31, 2002 by each of the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Unexercised Options at Fiscal Year-end Exercisable/ Unexercisable	Value of Unexercised Options at Fiscal Year-end Exercisable/Unexercisable(a)
Peter R. Chase	-	-	224,355/297,500	$836,360/$731,438
Everett Chadwick, Jr.	-	-	15,000/30,000	- / -

     (a) The closing price for the Company's Common Stock on the American Stock Exchange on August 31, 2002 was $9.60.  Value is calculated on the basis of the difference between $9.60 and the option exercise price multiplied by the number of shares of Common Stock underlying the options.  On November 30, 2002, the closing price for the Company's Common Stock was $9.37.

    Included in the unexercised option are options granted under the 2001 Senior Management Stock Plan at an exercise price of no less than $10.50.   Shares of this plan that are included in the number of unexercised shares for Peter Chase are 90,000 shares exercisable and 180,000 shares unexercisable.  All of the shares for Everett Chadwick are granted under the 2001 plan.

    The following table summarizes information about Chase Corporation common stock that may be issued upon the exercise of options.  This would include options approved effective October 9, 2002 for the 2001 Senior Management Stock Plan and the 2001 Non-Employee Director Stock Option Plan is referenced in Note K of the 10-K.

Plan category	A	B	C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	941,855	8.75	498,145
Equity compensation plans not approved by security holders	-----	-----	-----
Totals:	941,855	8.75	498,145

Other Compensation Matters

401 (k) Plan.  The Company has a deferred compensation plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").  Any eligible employee who has attained age 21 and has been employed by the Company for at least six months may defer receipt of a portion of his or her salary and have it contributed to the Plan.  The Company will match, at the rate of 50% on the dollar, such deferral, subject to a maximum employer matching contribution equal to 3% of such employee's yearly salary.  Amounts contributed to the plan are invested in accordance with the directions of participants.  Income taxes on the amounts contributed and on the investment yield are deferred until such amounts are distributed to the employee.

Termination of Employment Arrangements.  The Company entered into an agreement with Peter R. Chase pursuant to which the Company will continue to pay Mr. Chase the equivalent of his annual compensation for two years following the termination of his employment if such termination arises in connection with a change in control of the Company.  Any payments made to Mr. Chase after the first year following his termination will be offset to the extent that he receives any other compensation, through new employment or otherwise.

Pension Plan.  The Company  maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan.  The qualified pension plan covers substantially all of the Company's employees who have attained the age of 21 and have completed six months of service.  The excess benefit plan covers those employees of the Company that from time to time may be designated by the Board of Directors.  Currently, only the Company's Chief Executive Officer has been designated by the Board of Directors as being covered by the excess benefit plan.  Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on covered compensation and excluding bonuses, overtime, and other extraordinary amounts)  and total years service with the Company (up to a maximum of 40 years).  Benefits under the excess benefit plan are determined based on final average earnings (including base salary and bonuses) and total years of service with the Company.   Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service.  The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed.  Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant.

     The following Tables 1 and 2 show estimates of aggregate annual benefits payable under the qualified pension plan and excess benefit plan upon retirement at age 65 or upon the fifth anniversary of employment, if later.   Table 1 relates to those participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before an offset of .6% of covered compensation at the time of retirement times the number of years-of-service (up to a maximum of 35 years).

     Table 2 relates to those participants who became employed on or after May 1, 1995 and are not covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before any offset of .3% of covered compensation at the time of retirement times the number of years-of-service (up to a maximum of 35 years).

Table 1:
Average Remuneration Years of Service at Age 65

Highest three consecutive years out of the last ten years	10	20	30	40
$ 50,000	$ 7,500	$ 15,000	$ 22,500	$ 28,250
100,000	15,000	30,000	45,000	56,500
170,000	25,500	51,000	76,500	96,050
200,000*	30,000	60,000	90,000	113,000
250,000*	37,500	75,000	112,500	141,250
300,000*	45,000	90,000	135,000	169,500
350,000*	52,500	105,000	157,500	197,750
400,000*	60,000	120,000	180,000	226,000

Table 2:
Average Remuneration Years of Service at Age 65

Highest three consecutive years out of the last ten years	10	20	30	40
$ 50,000	$ 3,750	$ 7,500	$11,250	$ 14,125
100,000	7,500	15,000	22,500	28,250
170,000	12,750	25,500	38,250	48,025
200,000*	15,000	30,000	45,000	56,500
250,000*	18,750	37,500	56,250	70,625
300,000*	22,500	45,000	67,500	84,750
350,000*	26,250	52,500	78,750	98,875
400,000*	30,000	60,000	90,000	113,000

*As required by Section 415 of the Code, qualified plan payments may not provide annual benefits exceeding a maximum amount ($140,000 for 2001; $160,000 for 2002).  For employees who are covered under the excess benefit plan, amounts above this maximum will be paid under the terms of the excess benefit plan up to the amounts shown in the table above.  Pursuant to Section 401(a)(17) of the Code, annual compensation in excess of $170,000 for 2001 and $200,000 for 2002 cannot be taken into account in determining qualified plan benefits.

     Mr. Chase and Mr. Chadwick have approximately 31 and 14 years of service, respectively.

     Compensation of Directors.  Directors who are not employees of the Company are paid an annual retainer of $12,000 plus a fee of $1,000 for each Board meeting they attend ($1,500 if they attend a committee meeting on the same day).  Non-employee directors who are committee members a fee of $1,000 per committee meeting if the meeting is not held on the same day as a Board meeting.  Non-employee directors also are eligible to receive stock options.

Compensation Committee Report on Executive Compensation

     Recommendations on compensation for the Company's executive officers are made by the Compensation Committee of the Board of Directors (the "Committee").  A majority of the Committee is composed of independent non-employee directors who have no interlocking directorships as defined by the Securities and Exchange Commission.  Committee decisions are reviewed and approved by the full Board of Directors.

     The Company's executive compensation program is designed to accomplish the following objectives:

  Reward key executives at levels which are competitive with those of similar comparative companies.
  Provide incentives which are directly linked to the achievement of Company strategies, profits and enhancements of shareholder value.
  Ensure that the objectives for corporate and business unit performance are established and measured.
  Attract and retain executives who have the capabilities needed to ensure proper growth and profitability.

   The Company, acting through the Committee, employed three programs to compensate its senior management.  These included an annual base salary program, a stock option plan and a contingent compensation program based on selected financial performance measures.  Following is a description of the manner in which each program was administered during the year, which includes an explanation of the rationale for the compensation paid to the Chief Executive Officer.

Annual Base Salary Program
     Salary ranges are established for executive positions, including the named executive officers, with range midpoints equal to the median salary determined from appropriate comparative survey data provided by an independent consultant.   The actual salary of each individual holding an executive position is determined using the established salary ranges and also by taking into consideration the individual's qualifications, sustained performance and level of responsibility, each as evaluated by the Committee.  Adjustments in base salary are made after an analysis of the foregoing factors and any external trends in compensation reflected in the survey data discussed above.

     The base salary for Peter R. Chase was set by the Committee using the same policies and criteria used for other executive officers of the Company.  His base salary for the fiscal year ended 2002 was set at about the median salary level for chief executive officers in the Company's industry as reflected in the comparative survey data and adjusted based on the Committee's evaluation of the additional criteria discussed above.  While corporate performance measures are used in determining bonuses, such corporate performance measures are not considered by the Committee in determining Mr. Chase's base salary.

Contingent Compensation Program
    Under the Company's contingent compensation program, each executive officer, including the named executive officers, was eligible to earn additional contingent compensation in an amount equal to a designated percentage of annual base salary.  In the 2002 fiscal year, the target percentage for achieving targeted operating profits set with reference to the three prior fiscal years was 50% of annual base salary for the Chief Executive Officer and 30% for the Chief Financial Officer.   Potential incentive earnings could range from 0% to 100% of annual base salary, depending upon whether the Company's actual performance during the year met, exceeded or fell short of the operating profit goals.  The Company exceeded the operating profit goals established for payment of the targeted incentive compensation in fiscal year 2002; therefore, in accordance with the plan, the Chief Executive Officer and the Chief Financial Officer received contingent compensation in an amount equal to 26% and 16% respectively, of their annual base salary for the last fiscal year.

2001 Senior Management Stock Plan

     The review of the Company's compensation practices undertaken by the Committee during the fiscal year ended August 2000 with the assistance of Wm. H. Mercer, Inc. identified the absence of a long-term equity component to the Company's compensation program as a deficiency.  In order to address this deficiency, the Committee and Board of Directors, with the assistance of an independent compensation consultant, have developed long term equity incentive plans for the Company.  The 2001 Senior Management Stock Plan is designed in part to retain and provide incentives to the Company's Chief Executive and Chief Financial Officers as well as other senior members of the Company's management.  The Committee believes that these executives are in a position to make the most significant contribution to the Company's future success.   The program is designed to recognize significant contributions and provide longer-term incentives to increase shareholder value. All options granted by the Company to its executives have been granted at an exercise price equal to or in excess of the market price of the Company's Common Stock on the date of grant.  Consequently, these stock options will have value only if the price of the Company's Common Stock increases.

                                                                            By the Chase Corporation Compensation Committee,

                                                                                 Ronald Levy (Chairman)
                                                                                 Sarah Chase
                                                                                 George M. Hughes

Performance Graph

     The following line graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index ("the S&P 500 Index"), and a composite peer index, weighted by market equity capitalization on companies with the Chase Corporation Standard Industrial Classification (S.I.C.) code (the "Peer Group Index").   The companies included in the Peer Group Index are American Biltrite, Inc., Lamson & Sessions Co., Plymouth Rubber Company Inc., MacDermid Inc., Bairnco Corp., and Flamemaster Corp.  Cumulative total returns are calculated assuming that $100 was invested August 31, 1996 in each of the Common Stock, the S&P 500 and the Peer Group Index, and that all dividends were reinvested.

Chase Corporation
Comparison of 1997/2002 Cumulative Total Return Performance

	1997	1998	1999	2000	2001	2002
Chase	$100	$76	$105	$89	$115	$93
S&P 500	$100	$108	$151	$176	$133	$109
Peer Group	$100	$99	$116	$112	$67	$77

Audit Committee Report

     The Audit Committee of the Board of Directors is appointed by the Board of Directors, and the members of the Audit Committee meet the independence requirements of the American Stock Exchange.  The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.  In addition, the Audit Committee has discussed with the independent auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standard Board.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits.  The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.  The Audit Committee held two meetings during fiscal 2002.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2002 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to Board and shareholder approval, the selection of the Company's independent auditors.

                                                                            By the Chase Corporation Audit Committee

                                                                                         William H. Dykstra, Chairman
                                                                                           Ronald Levy
                                                                                            Lewis Gack

Fees Billed by Auditors

Audit Fees

Aggregate Fees billed for Livingston & Haynes, P.C's audit of the Company's annual financial statements for the fiscal year ended August 31, 2002 and their reviews of the financial statements included in the Company's Forms 10-Q filed in the fiscal year ended August 2002......................................................................................

.....................$152,000
Financial Information Systems Design and Implementation Fees

Aggregate fees billed by Livingston & Haynes, P.C. for professional services rendered for the fiscal year ended August 31, 2002 in connection with financial information systems design and implementation, or operation management of the Company's information systems...............................................................................

....................... ---
All Other Fees (a)
Aggregate fees billed by Livingston & Haynes, P.C. for all other services provided to the Company during the fiscal year ended August 31, 2002..................................................	......................$26,000
Total Fees Billed....................................................................	........................$178,000

______________________________________________

(a) Consists of fees for tax consulting and compliance work.  The Audit Committee of the Board of Directors considered whether the provision of other services is compatible with maintaining the independence of Livingston & Haynes, P.C.

Auditors

     The Board of Directors has selected the firm of Livingston & Haynes, P.C., which served as auditors for the Company for the most recently completed fiscal year of the Company, to serve as auditors for the Company for the fiscal year ending August 31, 2003.  Representatives of Livingston & Haynes, P.C. are expected to be present at the meeting of shareholders with an opportunity to make a statement if they desire to do so.  Such representatives will be available to respond to appropriate questions.

Proposals of Security Holders for 2004 Annual Meeting

     Proposals of security holders intended to be present at the 2004 annual meeting of the Company's shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting not later than September 6, 2003.

Miscellaneous

     The management does not know of any business that will come before the meeting except the matters described in the notice.  If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,
George M. Hughes
Clerk